Exhibit 99.1

Rosetta Stone Expands Board of Directors and Appoints Marguerite W. Kondracke

ARLINGTON, Va., Dec. 1, 2011 (BUSINESS WIRE) — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, announced today the appointment of Marguerite W. Kondracke to the Company’s Board of Directors.  With Kondracke’s election, the Rosetta Stone board has expanded to nine members, of which eight are independent directors.

Chairman of the Board, Laurence Franklin, said, “Marguerite’s extensive experience as an entrepreneur and public servant, particularly with respect to education initiatives, will further enhance the breadth and depth of the Board and we are very pleased to have her join Rosetta Stone.  She brings considerable knowledge and experience from both the public and private sectors and I am confident that she will provide invaluable guidance as Rosetta Stone evolves its business.”

Kondracke is President and CEO of America’s Promise Alliance, where she has served since 2004.  America’s Promise was founded in 1997 by General Colin L. Powell to make children and youth a national priority, with a particular emphasis on education and addressing the nation’s high school dropout crisis.

Prior to joining the Alliance, she served as Special Assistant to U.S. Senator Lamar Alexander, as well as Staff Director for the Senate Subcommittee on Children and Families.  She also served in the cabinet of then Tennessee Governor Alexander as Commissioner of the Department of Human Services.  In addition to her extensive experience in the public sector, in 1987, Kondracke co-founded Bright Horizons Family Solutions, the nation’s largest provider of employer-sponsored child care and one of FORTUNE’s “100 Best Companies to Work For.”  She served as CEO until 1999.  Today Bright Horizons has $1 billion in revenue, and operates 750 child development centers for 800 corporate clients in 6 countries.  She continues to serve on the company’s board of directors and is also a member of the board of directors of Saks Fifth Avenue (NYSE:SKS) and LifePoint Hospitals (NASDAQ: LPNT).

“We could not be more pleased to welcome Marguerite to Rosetta Stone,” said Tom Adams, CEO of Rosetta Stone.  “I look forward to working with Marguerite as we revitalize our strategy.  Her insights into the public sector as well as selling to and working with major corporations will be critical as we further build our institutional business.  I think she is a natural fit with our current Board members and hope to draw on her unique background,” added Adams.

She is both an alumna and a trustee of Duke University, where she co-chairs Duke Engage.  Kondracke also holds a master’s degree in psychology from Austin Peay State University.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va., with international offices in the United Kingdom, Korea, Japan, Brazil, China and Germany. For more information, visit www.RosettaStone.com.

Rosetta Stone is a registered trademark of Rosetta Stone Ltd.

SOURCE: Rosetta Stone Inc.

Rosetta Stone Inc.

Media Contact:

Kristen Ingraham, 212-593-5801

ingrahamk@ruderfinn.com

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Investor Contact:

Steve Somers, CFA

ir@rosettastone.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Rosetta Stone’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.